EXHIBIT 24.1

POWER OF ATTORNEY

          We, the undersigned directors and officers of FLORIDIAN FINANCIAL GROUP, INC., a Florida corporation (“the Company”), do hereby constitute and appoint Charlie W. Brinkley, John D. Waters, and Michael V. Kearney, or any of them, our true and lawful attorneys and agents with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”), in connection with the filing with the Commission of an Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”); including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as a member of the Board of Directors of the Company to the 2009 Form 10-K and such other form or forms as may be appropriate to be filed with the Commission as he or she may deem appropriate, together with all exhibits thereto, and to any and all amendments or supplements thereto and to any other documents filed with the Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms that said attorney-in-fact and agent, acting alone may lawfully do or cause to be done by virtue hereof.

          This Power of Attorney will be governed by and construed in accordance with the laws of the State of Florida. The execution of this Power of Attorney is not intended to, and does not, revoke any prior powers of attorney other than the revocation, in accordance with applicable laws, of any power of attorney previously granted specifically in connection with the filing of the 2009 Form 10-K (and any and all related documents, including any amendments or supplements to the 2009 Form 10-K).

          Executed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charlie W. Brinkley, Jr.

Charlie W. Brinkley, Jr.	Chief Executive Officer and Director	March 18, 2010
(Principal Executive Officer)

/s/ John D. Waters

John D. Waters	Executive Vice President and Chief Financial Officer	March 18, 2010
(Principal Financial and Accounting Officer)

/s/ Keith A. Bulko

Keith A. Bulko	Director	March 18, 2010

/s/ William F. Crider

William F. Crider	Director	March 18, 2010

/s/ Thomas H. Dargan

Thomas H. Dargan	Director	March 18, 2010

/s/ Truman E. Gailey, Jr.

Truman E. Gailey, Jr.	Director	March 18, 2010

/s/ Jennings L. Hurt

Jennings L. Hurt	Director	March 18, 2010

/s/ Roxy Mayrese, Jr.

Roxy Mayrese, Jr.	Director	March 18, 2010

/s/ W. Warner Peacock

W. Warner Peacock	Director	March 18, 2010

/s/ Stanley H. Sandefur

Stanley H. Sandefur	Director	March 18, 2010